EXHIBIT 99.1

J.JILL, INC. UPDATES Q3 FISCAL 2017 GUIDANCE

Quincy, MA – October 11, 2017 – J.Jill, Inc. (NYSE:JILL) today announced that the company is updating its guidance for the third quarter ending October 28, 2017.
Paula Bennett, President and CEO of J.Jill, Inc., stated: “We have experienced a lower than expected sales trend across both our retail and direct channels, and are updating our guidance for the quarter. We have been assessing the change in trend and have identified product and marketing calendar issues that are affecting traffic and conversion, and we are reacting quickly.”
For the third quarter 2017, the company now expects total company comparable sales of -3% to -5%, with a moderate decline in gross margin as compared to last year. The company also now expects GAAP diluted EPS of $0.07 to $0.09, and adjusted diluted EPS of $0.08 to $0.10 for the third quarter 2017.  Adjusted diluted earnings per share excludes approximately $0.6 million of non-recurring expenses associated with the company’s transition to a public company.
Ms. Bennett continued: “Given our long track record of consistent sales and earnings growth driven by a strong connection with our customers, we are very disappointed with our soft sales trend. I am confident in the actions we are taking to regain momentum and once again delight our customer with the product and service experience she expects from us.”
The company will provide its outlook for the fourth quarter and a revised outlook for the full fiscal year of 2017 when it reports third quarter results on December 5th.

About J.Jill, Inc.
J.Jill is an omnichannel premier retailer and nationally recognized women’s apparel brand committed to delighting our customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.
Non-GAAP Financial Measure
To supplement our unaudited measures of financial performance presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measure of financial performance:
—	Adjusted Earnings per Share (“Adjusted EPS”) represents net income (loss) plus other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company, divided by the number of shares outstanding. Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EPS is useful in evaluating our business, it is a non-GAAP financial measure that has limitations as an analytical tool. Adjusted EPS should not be considered an alternative to, or substitute for, EPS, which is calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EPS differently or not at all, which reduces the usefulness of a non-GAAP financial measure as a tool for comparison. We recommend that you review the definition of Adjusted EPS to EPS, the most directly comparable GAAP financial measure, and not rely solely on Adjusted EPS, or any single financial measure to evaluate our business.
Forward-Looking Statements
This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.”  Forward-looking statements include statements updating our guidance and outlook for the third and fourth quarters of 2017 and full year fiscal 2017 and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:
Investor Contact:
Caitlin Morahan/Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200

Media Contact:
Alecia Pulman/Kate Kohlbrenner
ICR, Inc.
JillPR@icrinc.com
203-682-8224